Exhibit 99.1

Virtusa Announces Fourth Quarter and Full Year 2017 Consolidated Financial Results

•                  Fourth quarter fiscal 2017 revenue of $226.0 million increased 4.0% sequentially and 31.5% year-over-year.

•                  Fourth quarter fiscal 2017 diluted EPS was $0.34 on a GAAP basis, and $0.43 on a non-GAAP basis.

•                  Fiscal year 2017 revenue of $858.7 million increased 43.0% year-over-year.

•                  Fiscal year 2017 diluted EPS was $0.39 on a GAAP basis, and $1.25 on a non-GAAP basis.

•                  Used proceeds from the strategic Orogen investment, which closed on May 3, 2017, to pay down $81 million of debt and to establish a $30 million stock buyback program.

Westborough, MA — (May 16, 2017) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that accelerates business outcomes for its clients, today reported consolidated financial results for the fourth quarter and fiscal year ended March 31, 2017.

Fourth Quarter Fiscal 2017 Consolidated Financial Results

Revenue for the fourth quarter of fiscal 2017 was $226.0 million, an increase of 4.0% sequentially and 31.5% year-over-year.  On a constant currency basis, (1) fourth quarter revenue increased 4.1% sequentially and 34.7% year-over-year.

Virtusa reported GAAP income from operations of $10.2 million for the fourth quarter of fiscal 2017, an increase from $6.5 million for the third quarter of fiscal 2017 and $5.5 million for the fourth quarter of fiscal 2016. Fourth quarter fiscal 2017 GAAP income from operations includes approximately $0.5 million of restructuring charges related to certain cost savings initiatives.

On a GAAP basis, net income attributable to common shareholders was $10.5 million for the fourth quarter of fiscal 2017, or $0.34 per diluted share, compared to $4.4 million, or $0.15 per diluted share, for the third quarter of fiscal 2017, and $12.3 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2016. Fourth quarter fiscal 2017 GAAP net income includes the impact of the aforementioned restructuring charges related to certain cost savings initiatives, net of tax.

Non-GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense, restructuring charges and acquisition related charges, was $18.8 million for the fourth quarter of fiscal 2017, an increase from $16.3 million for the third quarter of fiscal 2017, and compared to $21.8 million for the fourth quarter of fiscal 2016.

Non-GAAP net income attributable to common shareholders, which excludes stock-based compensation expense, restructuring charges, acquisition related charges,

foreign currency transaction gains and losses, each net of tax, and the tax impact of dividends received from foreign subsidiaries for the fourth quarter of fiscal 2017, was $12.9 million, or $0.43 per diluted share, compared to $11.0 million, or $0.37 per diluted share, for the third quarter of fiscal 2017, and compared to $16.6 million, or $0.55 per diluted share, for the fourth quarter of fiscal 2016.

Fiscal Year 2017 Consolidated Financial Results

For the fiscal year ended March 31, 2017, revenue was $858.7 million, an increase of 43.0% compared to $600.3 million for the fiscal year ended March 31, 2016. On a constant currency basis, revenue increased 46.3% year-over-year.

Virtusa reported GAAP income from operations of $18.4 million for fiscal year 2017, compared with $45.3 million for fiscal year 2016.

On a GAAP basis, net income attributable to common shareholders was $11.9 million for fiscal year 2017, compared to $44.8 million for fiscal year 2016. Diluted earnings per share for fiscal year 2017 was $0.39, compared to $1.49 for fiscal year 2016.

Non-GAAP Results:

Non-GAAP income from operations was $55.7 million for fiscal year 2017, compared to $79.5 million for fiscal year 2016.

Non-GAAP net income attributable to common shareholders was $37.6 million for fiscal year 2017, or $1.25 per diluted share, compared to $61.9 million, or $2.06 per diluted share, for fiscal year 2016.

Balance Sheet and Cash Flow

The Company ended fiscal year 2017 with $237.0 million of cash, cash equivalents, and short-term and long-term investments (2).  Cash flow from operations was $0.6 million for the fourth quarter and $22.2 million for the fiscal year 2017.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We made excellent progress against our FY 2017 strategic goals. Most notably, we are pleased with the integration of Polaris and our ability to greatly expand our addressable market in BFSI, Communications & Technology and Media & Information. We are very pleased with the number of leading enterprises that rely on Virtusa for their most strategic end-to-end digital transformation programs. Looking to fiscal 2018, we will intensify our digital offerings and strengthen our leadership position in this rapidly growing area.  We are delighted that Vikram S. Pandit joined our board and the strategic value he brings. Additionally, we are enthusiastic about leveraging Orogen’s and Atairos’ network to advance our growth strategy by bringing our digital offerings to enterprises in their network.”

Ranjan Kalia, Chief Financial Officer, said, “We delivered strong sequential revenue growth and operating margin accretion in the fourth quarter. Our Q4 non-GAAP EPS was below the midpoint of our guidance range primarily due to a shift forward of certain expenses in our cost of sales. Looking to fiscal 2018, we expect to deliver above-industry revenue growth as well as continued margin accretion even after absorbing INR headwinds of approximately 45 basis points. Additionally, due to the recently completed strategic investment by the Orogen group, we have strengthened our balance sheet by increasing our net cash position and expect to return capital to shareholders through our share buyback program. “

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  First quarter fiscal 2018 revenue is expected to be in the range of $222.5 to $227.5 million. GAAP diluted EPS is expected to be in the range of $0.07 to $0.13. Non-GAAP diluted EPS is expected to be in the range of $0.24 to $0.30.

•                  Fiscal year 2018 revenue is expected to be in the range of $920.0 to $950.0 million. GAAP diluted EPS is expected to be in the range of $0.81 to $1.07. Non-GAAP diluted EPS is expected to be in the range of $1.42 to $1.66.

In accordance with US GAAP, Virtusa will be applying the if-converted method to its newly issued convertible preferred shares when reporting its Fiscal Year 2018 results. The if-converted method is used to calculate the share impact of convertible securities.  Under this method, only in-the-money convertible securities are considered when calculating EPS.  EPS guidance has been calculated on a GAAP and Non-GAAP basis as follows:

•                  GAAP EPS guidance was calculated under the assumption that these convertible securities will remain out-of-the-money during fiscal year 2018.  Hence, when calculating EPS, dividends paid on the convertible preferred shares have been deducted from net income attributable to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  Non-GAAP EPS guidance was calculated by excluding the impact of dividends paid on the convertible preferred shares from net income attributable to common stockholders and including the impact of the convertible preferred shares in weighted average shares outstanding, as the Company expects these convertible preferred shares to eventually be converted into shares of common stock.

The Company’s first quarter and fiscal year 2018 diluted GAAP EPS estimates are based on average share counts of approximately 30.7 million and 30.8 million, respectively, (assuming no further exercises of stock-based awards). The Company’s first quarter and fiscal year 2018 diluted Non-GAAP EPS estimates are based on average share counts of approximately 32.6 million and 33.5 million, respectively, (assuming no further exercises of stock-based awards). GAAP and Non-GAAP average share counts assume a stock price of $31.75, which was derived from the average closing price of the Company’s stock over the five trading days ended on May 11, 2017.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, May 16, 2017 at 8:00 a.m. Eastern Time to discuss the Company’s fourth quarter and fiscal year 2017 financial results, current financial guidance, and other corporate developments. To access this call, please dial 888-539-3679 (domestic) or 719-457-2648 (international). The passcode is 9381078. A replay of this conference call will be available through May 23, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 9381078.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of information technology (IT) consulting and outsourcing services that accelerate business outcomes for Global 2000 companies and leading software vendors in banking and financial services, insurance, healthcare, telecommunications, technology, and media & entertainment.

Virtusa helps CXOs address the dual challenge of growing revenues while improving IT cost efficiencies. Virtusa’s digital transformation & innovation (DTi) solutions enable clients to reimagine the customer experience, accelerate revenue growth and create lasting business value. The company’s operational excellence (OE) solutions help clients reduce risk, improve operational efficiencies, and lower IT costs.

Virtusa delivers services across the IT lifecycle, including consulting, solution design, technology selection, implementation, testing, and maintenance, including infrastructure support. With a strong heritage in software engineering, Virtusa is highly qualified to both develop and maintain software, using a proven platforming methodology and advanced Agile and Accelerated Solution Design techniques to reliably deliver results on time and within budget.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver distinctive, differentiated and innovative applications of technology to address its client critical business challenges. Examples include the building the world’s largest P&C claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Through the acquisition of a majority interest in Polaris Consulting Services Ltd. in March 2016, Virtusa has created a robust platform to provide end-to-end solutions and services in banking and financial services, strengthening its positioning as a top, global FinTech services provider.

Virtusa Corporation is headquartered in Massachusetts and has 50 offices across North America, Europe and Asia.

Polaris Consulting & Services is a subsidiary of Virtusa Corporation. Copyright © 2017 Virtusa Corporation. All Rights Reserved.

Non-GAAP Financial Information

This press release includes certain Non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statement of income measures that exclude acquisition-related charges, restructuring charges, stock-based compensation expense, foreign currency transaction gains and losses, and the tax impact of dividends received from foreign subsidiaries to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense, acquisition-related charges, and restructuring charges.

•                  Non-GAAP operating margin: Non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income: net income, as reported on Virtusa’s consolidated statements of income excluding stock-based compensation, acquisition-related charges, restructuring charges, and foreign currency transaction gains and losses, each net of tax, and the tax impact of dividends received from foreign subsidiaries.

•                  Non-GAAP diluted earnings per share: diluted earnings per share, as reported on Virtusa’s consolidated statements of income excluding the per share impact of stock-based compensation, acquisition-related charges, restructuring charges, and foreign currency transaction gains and losses, each net of tax, and the per share tax impact of dividends received from foreign subsidiaries.

The following table presents a reconciliation of each Non-GAAP financial measure to the most comparable GAAP measure:

	(in thousands, except per share amounts)
	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
GAAP income from operations	$10,224	$5,520	$18,371	$45,320
Add: Stock-based compensation expense	5,100	5,862	22,123	16,179
Add: Acquisition-related charges and restructuring charges(a)	3,430	10,435	15,217	18,049
Non-GAAP income from operations	$18,754	$21,817	$55,711	$79,548

GAAP operating margin	4.5%	3.2%	2.1%	7.6%
Effect of above adjustments to income from operations	3.8%	9.5%	4.4%	5.7%
Non-GAAP operating margin	8.3%	12.7%	6.5%	13.3%

GAAP net income	$10,465	$12,290	$11,858	$44,802
Add: Stock-based compensation expense	5,100	5,862	22,123	16,179
Add: Acquisition-related charges and restructuring charges(a)	3,430	10,435	15,217	18,049
Add: Foreign currency transaction (gains) losses(b)	(5,811)	(6,655)	(3,009)	(7,050)
Tax adjustments(c)	536	(5,313)	(6,861)	(10,090)
Noncontrolling interest, net of taxes (d)	(824)	—	(1,699)	—
Non-GAAP net income	$12,896	$16,619	$37,629	$61,890

GAAP diluted earnings per share	$0.34	$0.41	$0.39	$1.49
Effect of stock-based compensation expense	0.17	0.19	0.73	0.54
Effect of acquisition-related charges and restructuring charges(a)	0.12	0.34	0.51	0.60
Effect of foreign currency transaction (gains) losses(b)	(0.19)	(0.21)	(0.10)	(0.23)
Effect of tax adjustments’(c)	0.02	(0.18)	(0.22)	(0.34)
Effect of noncontrolling interest (d)	(0.03)	—	(0.06)	—
Non-GAAP diluted earnings per share (e)	$0.43	$0.55	$1.25	$2.06

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges include one-time termination benefits, as well as certain professional fees related to the restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Amortization of intangible assets	$2,377	$1,558	$9,523	$5,490
Acquisition & integration costs	$540	$8,877	$3,296	$12,559
Restructuring costs	$513	$—	$2,398	$—
Total	$3,430	$10,435	$15,217	$18,049

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods. The tax adjustment includes the elimination of $5.9M of taxes related to a dividend received from a foreign subsidiary during the three and twelve months ended March 31, 2017.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris

(e) Non-GAAP diluted earnings per share is subject to rounding

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s fourth quarter of fiscal 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2016, rather than the actual exchange rate in effect for the three months ended March 31, 2017.  To determine year-over-year revenue change in constant currency for the Company’s fourth quarter of fiscal 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended March 31, 2016, rather than the actual exchange rate in effect for the three months ended March 31, 2017. To determine year-over-year revenue change in constant currency for the Company’s full fiscal year 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the twelve months ended March 31, 2016, rather than the actual exchange rate in effect for the twelve months ended March 31, 2017. The average exchange rates for the three months ended March 31, 2016, December 31, 2016, and March 31, 2017, and for the twelve month ended March 31, 2016 and March 31, 2017 are included in the table below:

	Average U.S. Dollar Exchange Rate
	For the Three Months Ended			For the Twelve Months Ended
	March 31, 2016	December 31, 2016	March 31, 2017	March 31, 2016	March 31, 2017
GBP	1.43	1.24	1.24	1.51	1.30
Euro	1.11	1.08	1.07	1.11	1.10
SEK	8.47	9.11	8.92	8.45	8.86

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending March 31, 2017 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $88 million at March 31, 2017. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $1.3 million on a GAAP basis and $2.1 million on a non-GAAP basis for the quarter ending March 31, 2017.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, Virtusa’s expectations concerning the Orogen investment and Mr. Pandit’s addition to our Board, the previously announced share repurchase program, management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  Virtusa’s failure to realize the intended benefits of the Orogen convertible preferred stock financing, the inability to pay cash dividends on the convertible preferred stock, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity;  Virtusa’s failure to realize the intended benefits of the Polaris acquisition, including the inability to integrate Virtusa’s and Polaris’ business and operations or the inability to realize the anticipated synergies and revenues or growth rates in the expected amounts or within the anticipated time frames or cost expectations or at all; the possibility that Virtusa’s current or future estimated combined or standalone guidance may differ materially from expectations; the ability of Virtusa to manage an Indian public company; Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition related charges; increase in client or employee attrition due to the Polaris acquisition; inability of Virtusa to service the term loan incurred by Virtusa to acquire Polaris or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2017	March 31, 2016
Assets:
Cash and cash equivalents	$144,908	$148,986
Short-term investments	72,028	53,917
Accounts receivable, net	135,453	138,530
Unbilled accounts receivable	66,122	58,063
Prepaid expenses	32,751	12,094
Restricted cash	174	93,921
Other current assets	28,806	23,268
Total current assets	480,242	528,779

Property and equipment, net	118,890	116,282
Investments accounted for using equity method	1,708	2,869
Long-term investments	20,057	28,817
Deferred income taxes	23,093	15,890
Goodwill	211,089	200,424
Intangible assets, net	58,361	66,846
Other long-term assets	9,980	20,105
Total assets	$923,420	$980,012

Liabilities:
Accounts payable	$20,514	$27,452
Accrued employee compensation and benefits	52,582	53,897
Deferred revenue	7,479	5,971
Accrued expenses and other	33,251	42,763
Current portion of long-term debt	8,870	8,881
Income taxes payable	3,066	2,300
Total current liabilities	125,762	141,264
Deferred income taxes	26,682	16,121
Long-term debt, less current portion	176,722	185,633
Long-term liabilities	9,238	9,039
Total liabilities	338,404	352,057

Virtusa stockholders equity	497,032	475,013
Noncontrolling interest	87,984	152,942
Stockholders equity	585,016	627,955
Total liabilities and stockholders’ equity	$923,420	$980,012

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2017	2016	2017	2016

Revenue	$225,962	$171,853	$858,731	$600,302
Costs of revenue	160,174	111,540	620,950	389,310
Gross profit	65,788	60,313	237,781	210,992
Total operating expenses	55,564	54,793	219,410	165,672

Income from operations	10,224	5,520	18,371	45,320

Other income (expense):
Interest income (expense)	(960)	531	(3,567)	4,777
Foreign currency transaction gains	5,811	6,655	3,009	7,050
Other, net	634	290	1,005	522
Total other income	5,485	7,476	447	12,349

Income before income tax expense	15,709	12,996	18,818	57,669
Income tax expense	3,939	488	2,561	12,649
Total net income	11,770	12,508	16,257	45,020
Less: Noncontrolling interest, net of tax	1,305	218	4,399	218
Net income attributable to Virtusa common stockholders	10,465	$12,290	$11,858	$44,802

Basic earnings per share	$0.35	$0.42	$0.40	$1.53
Diluted earnings per share	$0.34	$0.41	$0.39	$1.49
Weighted average number of common shares outstanding
Basic	29,793,111	29,360,709	29,650,026	29,233,861
Diluted	30,472,547	30,011,886	30,215,171	30,004,982

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Year Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income	$16,257	$45,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,852	16,479
Share-based compensation expense	22,123	16,179
Provision for doubtful accounts, net	1,015	208
Gain on disposal of property and equipment	(434)	(41)
Foreign currency gains, net	(3,009)	(7,050)
Amortization of discounts and premiums on investments, net	905	496
Amortization of debt issuance cost	1,129	109
Deferred income taxes, net	(10,133)	(5,398)
Excess tax benefits from stock option exercises	719	(2,775)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(13,508)	(17,123)
Prepaid expenses and other current assets	1,009	(7,832)
Other long-term assets	8,216	(126)
Accounts payable	(6,482)	(7,326)
Accrued employee compensation and benefits	(8,305)	1,807
Accrued expenses and other current liabilities	1,851	8,734
Income taxes payable	(9,452)	4,303
Other long-term liabilities	(5,522)	227
Net cash provided by operating activities	22,231	45,891
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,631	90
Purchase of short-term investments	(112,652)	(43,586)
Proceeds from sale or maturity of short-term investments	131,116	115,397
Purchase of long-term investments	(35,099)	(29,618)
Proceeds from sale or maturity of long-term investments	7,116	9,200
Decrease (Increase) in restricted cash	92,704	(91,286)
Business acquisition, net of cash acquired	(3,460)	(164,642)
Purchase of property and equipment	(15,341)	(13,491)
Net cash provided by (used in) investing activities	67,015	(217,936)
Cash flows from financing activities:
Proceeds from exercise of common stock options	1,479	1,385
Proceeds from exercise of subsidiary stock options	1,166	1,031
Proceeds from debt	—	200,000
Payment of debt issuance costs	—	(5,596)
Borrowings on revolving credit facility	—	20,000
Repayment of revolving credit facility	—	(20,000)
Payment of debt	(10,000)	—
Payment of contingent consideration related to acquisition	(830)	(2,097)
Acquisition of noncontrolling interest	(89,147)	—
Payment of other noncontrolling interest	(50)	—
Proceeds from subsidiary stock sale	7,236	—
Principal payments on capital lease obligation	(140)	(132)
Excess tax benefits from stock option exercises	(719)	2,775
Net cash (used in) provided by financing activities	(91,005)	197,366
Effect of exchange rate changes on cash and cash equivalents	(2,319)	(1,137)
Net (decrease) increase in cash and cash equivalents	(4,078)	24,184
Cash and cash equivalents, beginning of period	148,986	124,802
Cash and cash equivalents, end of period	$144,908	$148,986

Supplemental Non-GAAP Financial Information as of March 31, 2017 and 2016

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$144,908	$148,986

Short-term investments	72,028	53,917
Long-term investments	20,057	28,817
Total short-term and long-term investments, end of period	92,085	82,734

Total cash and cash equivalents, short-term investments and long-term investments	$236,993	$231,720

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	June 30, 2017		March 31, 2018
	Low	High	Low	High

GAAP diluted earnings per share	$0.07	$0.13	$0.81	$1.07

Effect of stock-based compensation expense	0.11	0.11	0.44	0.44
Effect of acquistion related charges	0.06	0.06	0.22	0.22
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.00	0.00
Preferred equity - If-convert treatment	0.01	0.00	(0.01)	(0.03)
Effect of noncontrolling interest	(0.01)	(0.01)	(0.04)	(0.04)
Non-GAAP diluted earnings per share	$0.24	$0.30	$1.42	$1.66

Weighted average diluted shares outstanding
- GAAP	30.7	30.7	30.8	30.8
- Non GAAP	32.6	32.6	33.5	33.5

** EPS impact is subject to rounding

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